UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 28.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 15, 2005

Career Education Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-23245	36-3932190
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL		60195
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(847) 781-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, the Compensation Committee of the Board of Directors of Career Education Corporation (the “Company”) approved the acceleration on such date of the vesting of all outstanding, unvested stock options with a per share exercise price greater than $32.63 (the market closing price of the Company’s common stock on December 15, 2005) that were previously awarded to employees, including executive officers, and directors during 2003 and 2004 under the Company’s equity compensation plans, such that all such options became immediately exercisable.

Options to purchase approximately 1.0 million shares of the Company’s common stock, or approximately 26% of the Company’s outstanding unvested options as of December 15, 2005, are subject to the vesting acceleration.  This amount includes approximately 336,000 options held by the Company’s executive officers and directors.  The weighted average exercise price of the options subject to the acceleration is $60.38, and the individual exercise prices of such options range from $35.73 to $68.24.  The exercise price of all options subject to the acceleration held by the Company’s executive officers and directors is $62.56.

As of December 15, 2005, the weighted average exercise price of these options of $60.38 exceeded the current per share market value of the Company’s common stock of $32.63 by approximately 85%.  As such, the Company believes that the options have limited economic value and were not fully achieving their original objectives of incentive compensation and employee retention.  The Company believes the acceleration of the vesting of these options may have a positive impact on employee morale and perception of option value and an insignificant impact on employee retention.

The primary purpose of the vesting acceleration of these options is to eliminate the recognition of compensation expense associated with these options that the Company would be required to recognize in its future consolidated statements of operations upon its adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”).  SFAS 123R will generally require that the fair value of all share-based payments to employees, including stock option awards, be recognized as compensation expense in the Company’s statements of operations. The Company will be required to adopt the expense recognition provisions of SFAS 123R effective January 1, 2006.

Future pre-tax compensation expense that has been eliminated as a result of the acceleration of the vesting of these options, which otherwise would have been recognized as compensation expense during the original vesting periods, totals approximately $17.9 million, including a reduction of expense of approximately $8.2 million in 2006, approximately $7.4 million in 2007, and approximately $2.3 million in 2008.  This expense, net of the tax effect of approximately $6.8 million, will be reflected as a component of pro forma 2005 compensation expense in the share-based compensation disclosure in the notes to the Company’s 2005 consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Janice L. Block
Janice L. Block
Senior Vice President, General Counsel, and Corporate Secretary

Dated:  December 20, 2005